Equity Residential

Fourth Quarter 2021

Earnings Release & Supplemental Information

GRESB
REAL ESTATE
sector leader 2021
Development

Nareit.
2021 Gold Nareit Corporate Diversity, Equity and Inclusion Award Recipient

INVESTOR RELATIONS CONTACT:

Mr. Marty McKenna

investorrelations@eqr.com

(312) 474-1300

Two North Riverside Plaza

Chicago, IL 60606

FEATURED COMMUNITIES (clockwise from left):

Alcott – Boston, MA | Completed Q4 2021

Theo – Denver, CO | Acquired December 2021

The Weaver – Austin, TX | Acquired December 2021

Fourth Quarter 2021 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

February 1, 2022

Equity Residential Reports Full Year 2021 Results and Provides Full Year 2022 Guidance

2022 Guidance Reflects Acceleration in Growth

Chicago, IL – February 1, 2022 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2021. All per share results are reported as available to common shares/units on a diluted basis. For the fourth quarter of 2021, the Company reported earnings per share (EPS), Funds from Operations (FFO) per share and Normalized FFO per share of $1.40, $0.76 and $0.82, respectively. For the full year of 2021, the Company reported EPS, FFO per share and Normalized FFO per share of $3.54, $2.96 and $2.99, respectively.

“Robust demand in the fourth quarter drove high occupancy and the lowest resident Turnover in our history, allowing us to continue to increase rents. We expect operations and cash flows in 2022 to accelerate further as we write new leases at significantly higher current market rent levels and benefit from continuing deep demand. Our target affluent renter demographic remains drawn to the attractive lifestyle that our high quality urban and suburban properties and dedicated property teams provide,” said Mark J. Parrell, Equity Residential’s President and CEO. “Our capital allocation plan remains solidly on track as we actively buy and build in our expansion markets and the more desirable suburbs of our established markets where increasing numbers of affluent renters wish to live, work and play.”

Recent Highlights

•

Healthy demand (and in the case of EPS, higher property sale gains) drove a 105.9% increase in EPS, 4.1% increase in FFO per share and 7.9% increase in Normalized FFO per share during the fourth quarter of 2021 compared to the same period of 2020.

•

The Company reported a 4.9% increase in same store revenue for the fourth quarter of 2021 compared to the same period of 2020, driven by strong Physical Occupancy, a substantial improvement in pricing power and an increase in Non-Residential revenues.

•

The Company reported a 3.0% increase in same store expenses for the full year of 2021, reflecting the Company’s continued success in managing controllable expenses and modest growth in real estate taxes.

•

The Company reported same store Turnover of 9.4% for the fourth quarter of 2021 and 44.4% for the full year of 2021, both the lowest in the Company’s history, demonstrating the depth of demand from its residents.

•

The Company provided full year 2022 operating guidance that anticipates a 19.5%, 15.2%, and 15.4% increase in EPS, FFO per share and Normalized FFO per share, respectively, driven by expected total same store revenue growth of 9.0% at the midpoint (and in the case of EPS, higher expected property sale gains).

•

The Company continued to successfully execute on its capital allocation strategy during the fourth quarter of 2021 with the acquisition of six operating properties in its expansion markets for an aggregate purchase price of approximately $689.0 million and the disposition of four operating properties in its California and Washington, D.C. markets for an aggregate sale price of approximately $695.0 million. During the full year of 2021, the Company acquired 17 operating properties for an aggregate purchase price of approximately $1.7 billion and sold 14 operating properties for an aggregate sale price of approximately $1.7 billion.

•

The Company was named the Gold Nareit 2021 Diversity, Equity and Inclusion award recipient in recognition of the Company’s demonstration of a strong commitment to the advancement of diversity and inclusion both within the Company and in the REIT and publicly traded real estate industry.

Fourth Quarter and Full Year 2021 Results

The change in EPS for both the quarter and year ended December 31, 2021 compared to the same periods of 2020 is due primarily to higher property sale gains in the fourth quarter and year ended December 31, 2021, the various adjustment items listed on page 26 of this release and the items described below.

The per share change in FFO for both the quarter and year ended December 31, 2021 compared to the same periods of 2020 is due primarily to the various adjustment items listed on page 26 of this release and the items described below.

The per share change in Normalized FFO is due primarily to:

	Positive/(Negative) Impact
	Fourth Quarter 2021 vs. Fourth Quarter 2020	Full Year 2021 vs. Full Year 2020
Residential same store Net Operating Income (NOI)	$0.05	$(0.33)
Non-Residential same store NOI	0.01	0.06
2021 and 2020 transaction activity impact on NOI, net	–	(0.08)
Interest expense, net	0.02	0.14
Corporate overhead (1)	(0.01)	(0.03)
Other items	(0.01)	(0.03)
Net	$0.06	$(0.27)

(1)	Corporate overhead includes property management and general and administrative expenses.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 28 through 33 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 30 and 31 of this release.

Fourth Quarter and Full Year 2021 Same Store Residential Results

The Company has provided a breakout of Residential and Non-Residential same store results on page 11 of this release with definitions that can be found on page 32 of this release.  Non-Residential operations account for approximately 3.9% of total revenues for the year ended December 31, 2021.  The table below reflects same store Residential only results.

	Fourth Quarter 2021 vs. Fourth Quarter 2020	Fourth Quarter 2021 vs. Third Quarter 2021	Full Year 2021 vs. Full Year 2020
Apartment Units	74,298	75,206	74,077
Physical Occupancy	96.6% vs. 94.2%	96.6% vs. 96.6%	96.1% vs. 95.0%

Revenues	4.3%	3.0%	(4.6%)
Expenses	1.8%	(3.0%)	2.8%
NOI	5.6%	6.1%	(8.1%)

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.  See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

	Fourth Quarter 2021 vs. Fourth Quarter 2020	Fourth Quarter 2021 vs. Third Quarter 2021	Full Year 2021 vs. Full Year 2020
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates (1)	(0.2%)	2.0%	(5.0%)
Leasing Concessions	0.2%	0.7%	(1.1%)
Vacancy gain (loss)	2.5%	0.0%	1.3%
Bad Debt, Net (2)	1.9%	0.4%	0.4%
Other (3)	(0.1%)	(0.1%)	(0.2%)
Same Store Residential Revenues- current period	4.3%	3.0%	(4.6%)

(1)	The decline in lease rates for the full year 2021 vs. full year 2020 is driven by the cumulative impact of leasing activity over the past twelve months despite meaningful recent improvements.
(2)	Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts.
(3)	Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties:

	Q3 2021	Q4 2021	January 2022 (1)
Physical Occupancy (2)	96.7%	96.4%	96.6%
Percentage of Residents Renewing by quarter/month	57.4%	61.2%	61.0%

New Lease Change	10.1%	10.6%	13.4%
Renewal Rate Achieved	5.7%	10.7%	12.3%
Blended Rate	7.6%	10.7%	12.7%

(1)	January 2022 results are preliminary.
(2)	Physical Occupancy is as of month-end September for Q3 2021, month-end December for Q4 2021 and as of January 27th for January 2022.

Investment Activity and Portfolio Strategy

The Company continues to optimize its portfolio by allocating capital to desirable suburban locations within its established markets and through expansion into certain new markets that attract a renter demographic that values our exceptional product offering.  In support of this strategy, the Company acquired six properties, consisting of 1,826 apartment units, during the fourth quarter of 2021 for an aggregate purchase price of approximately $689.0 million and a weighted average Acquisition Cap Rate of 3.7%. These properties are located in Austin, TX, Dallas/Ft. Worth, TX (2), Atlanta, GA, and Denver, CO (2).  For the full year of 2021, the Company acquired 17 properties, consisting of 4,747 apartment units, for an aggregate purchase price of approximately $1.7 billion and a weighted average Acquisition Cap Rate of 3.8%.  The average age of the properties acquired in 2021 was two years. Approximately $1.4 billion, or 82.0% of all acquisition activity in 2021, was in expansion markets.

The Company funded these acquisitions by selling older assets located within established markets that no longer met our long-term investment criteria. During the fourth quarter of 2021, the Company sold four properties consisting of 1,211 apartment units, for an aggregate sale price of approximately $695.0 million and a weighted average Disposition Yield of 3.6%, generating an Unlevered IRR of 12.1%. Two of the properties are located in suburban San Francisco, CA, one in suburban Los Angeles, CA and one in suburban Washington, D.C. During the full year of 2021, the Company sold 14 properties, consisting of 3,053 apartment units, for an aggregate sale price of approximately $1.7 billion and a weighted average Disposition Yield of 3.7%, generating an Unlevered IRR of 10.4%. The average age of the properties sold in 2021 was approximately 30 years.

Finally, the Company remains active in development, both directly and through its joint venture partners. During the fourth quarter of 2021, the Company completed the construction of Alcott, a 470-unit wholly owned apartment property in the urban center of Boston, MA for a total development cost of approximately $409.7 million and an expected stabilized Development Yield of 5.6%. Also during the fourth quarter, the Company entered into four unconsolidated joint ventures for the purpose of developing vacant land parcels into approximately 1,275 apartment units in Texas and Colorado.  Three of the projects are related to the Company’s joint venture development program with Toll Brothers, Inc. During the full year of 2021, the Company completed three development projects, consisting of 824 apartment units, for a total cost of approximately $602.8 million and started four development projects, consisting of 1,241 apartment units, for a total anticipated cost of approximately $452.7 million.

First Quarter 2022 Guidance

The Company has established guidance ranges for the first quarter of 2022 EPS, FFO per share and Normalized FFO per share as listed below:

Q1 2022 Guidance
EPS	$0.85 to $0.89
FFO per share	$0.75 to $0.79
Normalized FFO per share	$0.76 to $0.80

The difference between the fourth quarter 2021 actual EPS of $1.40 and the first quarter of 2022 EPS guidance midpoint of $0.87 is due primarily to lower expected property sale gains and the items described below.

The difference between the fourth quarter 2021 actual FFO of $0.76 per share and the first quarter of 2022 FFO guidance midpoint of $0.77 per share is due primarily to no impairment charges and the items described below.

The difference between the fourth quarter 2021 actual Normalized FFO of $0.82 per share and the first quarter of 2022 Normalized FFO guidance midpoint of $0.78 per share is due primarily to:

Positive/(Negative) Impact
First Quarter 2022 vs. Fourth Quarter 2021
Interest expense, net	$(0.01)
Corporate overhead	(0.03)
Net	$(0.04)

Full Year 2022 Guidance

The Company has provided guidance for its full year 2022 same store operating performance as well as EPS, FFO per share and Normalized FFO per share as listed below:

Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.5%
Revenue change	8.0% to 10.0%
Expense change	2.5% to 3.5%
NOI change	11.0% to 13.0%

EPS	$4.18 to $4.28
FFO per share	$3.36 to $3.46
Normalized FFO per share	$3.40 to $3.50

The difference between the Company’s full year 2021 actual EPS of $3.54 and the full year 2022 EPS guidance midpoint of $4.23 is due primarily to higher expected property sale gains, higher expected depreciation expense, lower expected non-operating asset gains and the items described below.

The difference between the Company’s full year 2021 actual FFO of $2.96 per share and the full year 2022 FFO guidance midpoint of $3.41 per share is due primarily to lower expected non-operating asset gains and the items described below.

The difference between the Company’s full year 2021 actual Normalized FFO of $2.99 per share and the full year 2022 Normalized FFO guidance midpoint of $3.45 per share is due primarily to:

Positive/(Negative) Impact
Full Year 2022 vs Full Year 2021
Same Store NOI	$0.48
Lease-Up NOI	0.06
Interest expense, net	(0.04)
Corporate overhead	(0.04)
Net	$0.46

Key assumptions underlying the full year 2022 guidance are outlined on page 27 of this release.

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract high quality long-term renters.  Equity Residential owns or has investments in 310 properties consisting of 80,407 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses, the rollout and effectiveness of vaccines and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, February 2, 2022 at 10:00 a.m. CT.  Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2021	2020	2021	2020
REVENUES
Rental income	$2,463,997	$2,571,705	$645,130	$613,435

EXPENSES
Property and maintenance	453,532	440,998	112,271	107,665
Real estate taxes and insurance	397,105	381,562	99,325	93,519
Property management	98,155	93,825	23,798	22,312
General and administrative	56,506	48,305	13,404	11,093
Depreciation	838,272	820,832	222,240	201,829
Total expenses	1,843,570	1,785,522	471,038	436,418

Net gain (loss) on sales of real estate properties	1,072,183	531,807	484,560	179,589
Impairment	(16,769)	—	(16,769)	—

Operating income	1,675,841	1,317,990	641,883	356,606

Interest and other income	25,666	5,935	373	1,929
Other expenses	(19,275)	(17,510)	(8,367)	(9,186)
Interest:
Expense incurred, net	(272,473)	(365,073)	(69,740)	(116,724)
Amortization of deferred financing costs	(8,737)	(8,939)	(2,565)	(2,686)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	1,401,022	932,403	561,584	229,939
Income and other tax (expense) benefit	(915)	(852)	(236)	(350)
Income (loss) from investments in unconsolidated entities	(3,398)	(3,284)	(370)	(839)
Net gain (loss) on sales of land parcels	5	34,234	—	34,234
Net income	1,396,714	962,501	560,978	262,984
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(45,900)	(34,010)	(17,997)	(9,386)
Partially Owned Properties	(17,964)	(14,855)	(16,007)	(742)
Net income attributable to controlling interests	1,332,850	913,636	526,974	252,856
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares	$1,329,760	$910,546	$526,202	$252,084

Earnings per share – basic:
Net income available to Common Shares	$3.56	$2.45	$1.40	$0.68
Weighted average Common Shares outstanding	373,833	371,791	374,897	371,915

Earnings per share – diluted:
Net income available to Common Shares	$3.54	$2.45	$1.40	$0.68
Weighted average Common Shares outstanding	388,089	385,874	389,000	385,756

Distributions declared per Common Share outstanding	$2.41	$2.41	$0.6025	$0.6025

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2021	2020	2021	2020
Net income	$1,396,714	$962,501	$560,978	$262,984
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(17,964)	(14,855)	(16,007)	(742)
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Net income available to Common Shares and Units	1,375,660	944,556	544,199	261,470

Adjustments:
Depreciation	838,272	820,832	222,240	201,829
Depreciation – Non-real estate additions	(4,277)	(4,564)	(1,049)	(1,131)
Depreciation – Partially Owned Properties	(3,673)	(3,345)	(997)	(831)
Depreciation – Unconsolidated Properties	2,487	2,454	620	616
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,304)	(1,636)	(1,300)	(636)
Net (gain) loss on sales of real estate properties	(1,072,183)	(531,807)	(484,560)	(179,589)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	15,650	11,655	15,650	—
FFO available to Common Shares and Units	1,150,632	1,238,145	294,803	281,728

Adjustments (see note for additional detail):
Impairment – non-operating assets	16,769	—	16,769	—
Write-off of pursuit costs	6,526	6,869	2,969	2,005
Debt extinguishment and preferred share redemption (gains) losses	744	39,292	480	39,255
Non-operating asset (gains) losses	(22,283)	(32,590)	731	(33,612)
Other miscellaneous items	8,976	4,652	4,456	5,166
Normalized FFO available to Common Shares and Units	$1,161,364	$1,256,368	$320,208	$294,542

FFO	$1,153,722	$1,241,235	$295,575	$282,500
Preferred distributions	(3,090)	(3,090)	(772)	(772)
FFO available to Common Shares and Units	$1,150,632	$1,238,145	$294,803	$281,728
FFO per share and Unit – basic	$2.98	$3.22	$0.76	$0.73
FFO per share and Unit – diluted	$2.96	$3.21	$0.76	$0.73

Normalized FFO	$1,164,454	$1,259,458	$320,980	$295,314
Preferred distributions	(3,090)	(3,090)	(772)	(772)
Normalized FFO available to Common Shares and Units	$1,161,364	$1,256,368	$320,208	$294,542
Normalized FFO per share and Unit – basic	$3.01	$3.27	$0.83	$0.77
Normalized FFO per share and Unit – diluted	$2.99	$3.26	$0.82	$0.76

Weighted average Common Shares and Units outstanding – basic	386,096	384,794	386,851	384,899
Weighted average Common Shares and Units outstanding – diluted	388,089	385,874	389,000	385,756

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Land	$5,814,790	$5,785,367
Depreciable property	22,370,811	20,920,654
Projects under development	24,307	411,134
Land held for development	62,998	86,170
Investment in real estate	28,272,906	27,203,325
Accumulated depreciation	(8,354,282)	(7,859,657)
Investment in real estate, net	19,918,624	19,343,668
Investments in unconsolidated entities	127,448	52,782
Cash and cash equivalents	123,832	42,591
Restricted deposits	236,404	57,137
Right-of-use assets	474,713	499,287
Other assets	288,220	291,426
Total assets	$21,169,241	$20,286,891

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,191,201	$2,293,890
Notes, net	5,835,222	5,335,536
Line of credit and commercial paper	315,030	414,830
Accounts payable and accrued expenses	107,013	107,366
Accrued interest payable	69,510	65,896
Lease liabilities	312,335	329,130
Other liabilities	353,102	345,064
Security deposits	66,141	60,480
Distributions payable	233,502	232,262
Total liabilities	9,483,056	9,184,454

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	498,977	338,951
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of December 31, 2021 and December 31, 2020	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 375,527,195 shares issued and outstanding as of December 31, 2021 and 372,302,000 shares issued and outstanding as of December 31, 2020	3,755	3,723
Paid in capital	9,121,122	9,128,599
Retained earnings	1,827,063	1,399,715
Accumulated other comprehensive income (loss)	(34,272)	(43,666)
Total shareholders’ equity	10,954,948	10,525,651
Noncontrolling Interests:
Operating Partnership	214,094	233,162
Partially Owned Properties	18,166	4,673
Total Noncontrolling Interests	232,260	237,835
Total equity	11,187,208	10,763,486
Total liabilities and equity	$21,169,241	$20,286,891

Equity Residential Portfolio Summary As of December 31, 2021

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Established Markets:
Los Angeles	66	15,259	18.6%	$2,673
Orange County	13	4,028	5.3%	2,427
San Diego	11	2,706	3.7%	2,598
Subtotal – Southern California	90	21,993	27.6%	2,619

San Francisco	44	11,830	16.0%	2,957
Washington DC	48	14,851	15.5%	2,358
New York	36	9,343	13.7%	3,597
Boston	27	7,170	11.4%	3,049
Seattle	46	9,525	11.0%	2,332

Expansion Markets:
Denver	8	2,498	2.6%	2,197
Atlanta	4	1,215	1.0%	1,935
Dallas/Ft. Worth	4	1,241	0.8%	1,868
Austin	3	741	0.4%	1,694

Total	310	80,407	100.0%	$2,696

	Properties	Apartment Units

Wholly Owned Properties	294	76,861
Partially Owned Properties – Consolidated	16	3,546

	310	80,407

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2021 Earnings Release	9

Equity Residential

Portfolio Rollforward Q4 2021

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	9/30/2021	307	79,322

Acquisitions:
Consolidated Rental Properties		5	1,405	$564,954	3.6%
Consolidated Rental Properties – Not Stabilized (A)		1	421	$124,000	3.9%

				Sales Price	Disposition Yield

Dispositions:
Consolidated Rental Properties		(4)	(1,211)	$(694,975)	(3.6%)

Completed Developments – Consolidated		1	470

	12/31/2021	310	80,407

Portfolio Rollforward 2021

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

12/31/2020	304	77,889

Acquisitions:
Consolidated Rental Properties	13	3,533	$1,249,679	3.7%
Consolidated Rental Properties – Not Stabilized (A)	4	1,214	$459,700	4.0%

			Sales Price	Disposition Yield

Dispositions:
Consolidated Rental Properties	(14)	(3,053)	$(1,716,775)	(3.7%)

Completed Developments – Consolidated	3	824

12/31/2021	310	80,407

(A)

The Company acquired four properties during the year ended December 31, 2021, including a property in the Dallas/Ft. Worth market in the fourth quarter of 2021, that are in lease-up and are expected to stabilize in their second year of ownership at the combined Acquisition Cap Rates listed above.

4th Quarter 2021 Earnings Release	10

Equity Residential

Fourth Quarter 2021 vs. Fourth Quarter 2020

Same Store Results/Statistics Including 74,298 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Fourth Quarter 2021									Fourth Quarter 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$587,533	(1)	4.3%	$23,968	(2)	21.0%	$611,501	4.9%	Revenues	$563,146	$19,811	$582,957
Expenses	$192,359		1.8%	$6,251		13.5%	$198,610	2.1%	Expenses	$188,925	$5,509	$194,434
NOI	$395,174		5.6%	$17,717		23.9%	$412,891	6.3%	NOI	$374,221	$14,302	$388,523

Average Rental Rate	$2,729		1.6%						Average Rental Rate	$2,685
Physical Occupancy	96.6%		2.4%						Physical Occupancy	94.2%
Turnover	9.4%		(4.0%)						Turnover	13.4%

Fourth Quarter 2021 vs. Third Quarter 2021

Same Store Results/Statistics Including 75,206 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Fourth Quarter 2021									Third Quarter 2021
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$592,709	(1)	3.0%	$24,112	(2)	6.4%	$616,821	3.1%	Revenues	$575,689	$22,670	$598,359
Expenses	$194,200		(3.0%)	$6,290		5.5%	$200,490	(2.7%)	Expenses	$200,116	$5,964	$206,080
NOI	$398,509		6.1%	$17,822		6.7%	$416,331	6.1%	NOI	$375,573	$16,706	$392,279

Average Rental Rate	$2,720		2.9%						Average Rental Rate	$2,643
Physical Occupancy	96.6%		0.0%						Physical Occupancy	96.6%
Turnover	9.4%		(4.4%)						Turnover	13.8%

2021 vs. 2020

Same Store Results/Statistics Including 74,077 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

2021									2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$2,253,068	(1)	(4.6%)	$89,189	(2)	40.1%	$2,342,257	(3.4%)	Revenues	$2,361,359	$63,666	$2,425,025
Expenses	$779,729		2.8%	$24,266		9.7%	$803,995	3.0%	Expenses	$758,257	$22,124	$780,381
NOI	$1,473,339		(8.1%)	$64,923		56.3%	$1,538,262	(6.5%)	NOI	$1,603,102	$41,542	$1,644,644

Average Rental Rate	$2,640		(5.6%)						Average Rental Rate	$2,797
Physical Occupancy	96.1%		1.1%						Physical Occupancy	95.0%
Turnover	44.4%		(8.5%)						Turnover	52.9%

(1)

See page 12 for Same Store Residential Revenues with Leasing Concessions reflected on a cash basis. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

(2)	Changes in same store Non-Residential revenues for the periods presented are primarily driven by the following:
•	Fourth Quarter 2021 vs. Fourth Quarter 2020 – Higher parking income and lower bad debt.
•	Fourth Quarter 2021 vs. Third Quarter 2021 – Lower deferral/abatement of rents and higher parking income.
•	2021 vs. 2020 – The write-off of Non-Residential straight-line lease receivables in 2020 and lower bad debt in 2021.

4th Quarter 2021 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

$ in thousands

	Fourth Quarter 2021 vs. Fourth Quarter 2020		Fourth Quarter 2021 vs. Third Quarter 2021		2021 vs. 2020
	74,298 Same Store Apartment Units		75,206 Same Store Apartment Units		74,077 Same Store Apartment Units
	Q4 2021	Q4 2020	Q4 2021	Q3 2021	2021	2020
Same Store Residential Revenues (GAAP Basis)	$587,533	$563,146	$592,709	$575,689	$2,253,068	$2,361,359
Leasing Concessions amortized	7,020	8,254	7,092	10,955	42,377	15,055
Leasing Concessions granted	(339)	(16,630)	(352)	(2,221)	(27,530)	(33,085)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$594,214	$554,770	$599,449	$584,423	$2,267,915	$2,343,329

% change - GAAP revenue	4.3%		3.0%		(4.6%)

% change - cash revenue	7.1%		2.6%		(3.2%)

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Resident/Tenant Accounts Receivable Balances

Including 74,077 Same Store Apartment Units

$ in thousands

	Residential			Non-Residential
Balance Sheet (Other assets):	December 31, 2021		September 30, 2021	December 31, 2021	September 30, 2021
Resident/tenant accounts receivable balances	$37,163		$42,067	$3,192	$4,064
Allowance for doubtful accounts	(32,513)		(36,656)	(2,365)	(3,442)
Net receivable balances	$4,650	(1)	$5,411	$827	$622

Straight-line receivable balances	$4,771	(2)	$11,438	$12,658	$12,698

(1)	The Company held same store Residential security deposits approximating 48.5% of the net receivable balance at December 31, 2021.
(2)

Total same store Residential Leasing Concessions granted in the fourth quarter of 2021 were approximately $0.3 million.  The straight-line receivable balance of $4.8 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in 2022.

Same Store Residential Bad Debt

Including 74,077 Same Store Apartment Units

$ in thousands

Income Statement (Rental income):	Q4 2021	Q3 2021	Q4 2020	2021	2020
Bad Debt, Net (1)	$1,612	$3,978	$12,687	$30,745	$40,759
% of Same Store Residential Revenues	0.3%	0.7%	2.3%	1.4%	1.7%

(1)

Bad Debt, Net benefited from additional resident payments due to governmental rental assistance programs of approximately $16.3 million, $13.5 million and $34.7 million during the fourth quarter of 2021, third quarter of 2021 and the year ended December 31, 2021, respectively.  Similar to prior quarters, the Company collected approximately 97% of its expected Residential revenues in the fourth quarter of 2021.

4th Quarter 2021 Earnings Release	12

Equity Residential Fourth Quarter 2021 vs. Fourth Quarter 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2021 % of Actual NOI	Q4 2021 Average Rental Rate	Q4 2021 Weighted Average Physical Occupancy %	Q4 2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,259	21.3%	$2,673	96.9%	9.3%	11.1%		(1.0%)	17.0%	9.8%	1.1%	(4.3%)
Orange County	4,028	5.7%	2,427	97.7%	7.4%	10.2%		0.7%	13.1%	9.2%	0.9%	(3.3%)
San Diego	2,706	4.1%	2,598	97.2%	8.6%	9.4%		(0.4%)	12.5%	9.5%	(0.1%)	(2.8%)
Subtotal – Southern California	21,993	31.1%	2,619	97.1%	8.9%	10.8%		(0.7%)	15.6%	9.7%	1.0%	(3.9%)

San Francisco	11,630	17.7%	2,946	96.4%	10.7%	(0.2%)		2.4%	(1.3%)	(4.4%)	4.1%	(5.4%)
Washington DC	14,322	16.6%	2,348	97.0%	9.0%	0.0%		4.9%	(2.2%)	(1.7%)	1.6%	(3.8%)
New York	9,343	12.5%	3,597	97.4%	6.9%	6.9%		2.3%	11.8%	(1.7%)	7.8%	(4.9%)
Seattle	8,956	10.5%	2,340	95.0%	11.5%	(0.7%)		1.9%	(1.8%)	(1.2%)	0.5%	(2.6%)
Boston	6,430	9.7%	2,976	95.8%	9.4%	2.7%		1.5%	3.2%	0.6%	1.9%	(3.5%)
Denver	1,624	1.9%	2,170	96.5%	14.3%	10.0%		(4.4%)	16.0%	8.3%	1.4%	(1.6%)

Total	74,298	100.0%	$2,729	96.6%	9.4%	4.3%	(1)	1.8%	5.6%	1.6%	2.4%	(4.0%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 7.1% in the fourth quarter of 2021 compared to the fourth quarter of 2020.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.1% of total revenues for the year ended December 31, 2021.

4th Quarter 2021 Earnings Release	13

Equity Residential Fourth Quarter 2021 vs. Third Quarter 2021 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2021 % of Actual NOI	Q4 2021 Average Rental Rate	Q4 2021 Weighted Average Physical Occupancy %	Q4 2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,259	21.1%	$2,673	96.9%	9.3%	5.2%		(4.0%)	9.4%	5.5%	(0.4%)	(2.4%)
Orange County	4,028	5.7%	2,427	97.7%	7.4%	1.4%		(6.7%)	3.8%	1.9%	(0.4%)	(3.6%)
San Diego	2,706	4.0%	2,598	97.2%	8.6%	1.1%		(5.5%)	3.1%	1.8%	(0.6%)	(5.4%)
Subtotal – Southern California	21,993	30.8%	2,619	97.1%	8.9%	4.0%		(4.5%)	7.5%	4.4%	(0.4%)	(3.0%)

San Francisco	11,630	17.5%	2,946	96.4%	10.7%	2.6%		(3.1%)	5.2%	1.5%	1.1%	(3.6%)
Washington DC	14,535	16.7%	2,343	97.0%	9.0%	0.9%		(4.2%)	3.6%	0.5%	0.4%	(5.7%)
New York	9,343	12.4%	3,597	97.4%	6.9%	4.0%		1.4%	6.7%	3.3%	0.6%	(5.3%)
Seattle	9,331	10.8%	2,326	95.0%	11.5%	2.4%		(5.3%)	6.1%	3.6%	(1.1%)	(2.9%)
Boston	6,430	9.6%	2,976	95.8%	9.4%	3.3%		(4.3%)	7.1%	3.3%	0.0%	(7.6%)
Denver	1,624	1.9%	2,170	96.5%	14.3%	3.4%		(11.6%)	9.7%	3.7%	(0.4%)	(4.1%)
Other Expansion Markets	320	0.3%	1,906	96.5%	6.3%	(2.5%)		12.5%	(11.1%)	(2.1%)	(0.4%)	(7.8%)

Total	75,206	100.0%	$2,720	96.6%	9.4%	3.0%	(1)	(3.0%)	6.1%	2.9%	0.0%	(4.4%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues increased 2.6% in the fourth quarter of 2021 compared to the third quarter of 2021.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.1% of total revenues for the year ended December 31, 2021.

4th Quarter 2021 Earnings Release	14

Equity Residential 2021 vs. 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2021 % of Actual NOI	2021 Average Rental Rate	2021 Weighted Average Physical Occupancy %	2021 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,259	20.5%	$2,501	96.6%	41.5%	0.3%		0.9%	0.1%	(0.7%)	1.0%	(10.4%)
Orange County	4,028	5.7%	2,318	97.7%	34.6%	4.0%		1.8%	4.6%	2.9%	1.0%	(10.7%)
San Diego	2,706	4.1%	2,484	97.6%	43.1%	5.3%		1.2%	6.6%	4.6%	0.6%	(5.9%)
Subtotal – Southern California	21,993	30.3%	2,465	96.9%	40.4%	1.5%		1.0%	1.8%	0.5%	0.9%	(9.9%)

San Francisco	11,630	18.0%	2,900	95.1%	48.2%	(10.8%)		3.4%	(15.9%)	(11.3%)	0.6%	(8.7%)
Washington DC	14,322	17.5%	2,332	96.5%	45.3%	(3.5%)		4.2%	(6.9%)	(4.3%)	0.9%	(5.0%)
New York	9,343	12.1%	3,497	95.2%	37.5%	(7.4%)		2.7%	(16.4%)	(9.6%)	2.4%	(13.8%)
Seattle	8,819	10.6%	2,274	95.6%	50.6%	(6.9%)		4.1%	(11.3%)	(7.1%)	0.2%	(4.0%)
Boston	6,346	9.6%	2,883	95.7%	47.0%	(5.4%)		3.4%	(9.1%)	(7.0%)	1.5%	(9.3%)
Denver	1,624	1.9%	2,066	96.6%	60.2%	3.3%		2.0%	3.8%	1.4%	1.7%	(9.8%)

Total	74,077	100.0%	$2,640	96.1%	44.4%	(4.6%)	(1)	2.8%	(8.1%)	(5.6%)	1.1%	(8.5%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 3.2% in the year ended December 31, 2021 compared to the year ended December 31, 2020.  See page 12 for additional detail and reconciliations.

Note: The above table reflects Residential same store results only.  Residential operations account for approximately 96.1% of total revenues for the year ended December 31, 2021.

4th Quarter 2021 Earnings Release	15

Equity Residential Same Store Residential Net Effective Lease Pricing Statistics For 74,077 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q4 2021	Q3 2021	Q4 2021	Q3 2021	Q4 2021	Q3 2021

Southern California	13.4%	13.6%	7.1%	6.1%	9.4%	9.1%
San Francisco	3.6%	3.0%	12.4%	6.0%	8.1%	4.5%
Washington DC	6.0%	4.0%	6.8%	2.2%	6.5%	3.0%
New York	20.2%	13.8%	14.5%	8.0%	16.6%	10.4%
Seattle	11.0%	15.7%	16.9%	4.3%	14.1%	8.9%
Boston	12.6%	13.3%	14.6%	6.4%	13.8%	9.7%
Denver	12.4%	16.1%	12.8%	8.0%	12.6%	12.0%

Total	10.6%	10.1%	10.7%	5.7%	10.7%	7.6%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions. See page 3 for January 2022 preliminary data.

4th Quarter 2021 Earnings Release	16

Equity Residential

Fourth Quarter 2021 vs. Fourth Quarter 2020

Total Same Store Operating Expenses Including 74,298 Same Store Apartment Units

$ in thousands

	Q4 2021	Q4 2020	$ Change (1)	% Change	% of Q4 2021 Operating Expenses

Real estate taxes	$86,597	$85,588	$1,009	1.2%	43.6%
On-site payroll	38,395	39,281	(886)	(2.3%)	19.3%
Utilities	29,574	26,222	3,352	12.8%	14.9%
Repairs and maintenance	23,386	24,124	(738)	(3.1%)	11.8%
Insurance	6,645	6,037	608	10.1%	3.3%
Leasing and advertising	2,731	3,069	(338)	(11.0%)	1.4%
Other on-site operating expenses	11,282	10,113	1,169	11.6%	5.7%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$198,610	$194,434	$4,176	2.1%	100.0%

2021 vs. 2020

Total Same Store Operating Expenses Including 74,077 Same Store Apartment Units

$ in thousands

	2021	2020	$ Change (1)	% Change	% of 2021 Operating Expenses

Real estate taxes	$347,339	$342,090	$5,249	1.5%	43.2%
On-site payroll	160,798	162,387	(1,589)	(1.0%)	20.0%
Utilities	113,821	103,612	10,209	9.9%	14.2%
Repairs and maintenance	99,472	94,239	5,233	5.6%	12.4%
Insurance	26,513	24,086	2,427	10.1%	3.3%
Leasing and advertising	10,647	10,369	278	2.7%	1.3%
Other on-site operating expenses	45,405	43,598	1,807	4.1%	5.6%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$803,995	$780,381	$23,614	3.0%	100.0%

(1)	The quarter-over-quarter and year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to modest rate growth, partially offset by reduced assessed values in certain locations.

On-site payroll – Improved sales and service staff utilization from various technology initiatives and higher than usual staffing vacancies during the current periods.

Utilities – Water, sewer and trash charges (approximately 65% of total) increased due to both usage and rate. Natural gas and electric charges (approximately 35% of total) increased due to higher commodity prices.

Repairs and maintenance – Quarter-over-quarter decrease due primarily to significantly lower resident turnover than in the prior year. Year-over-year increase primarily driven by low comparable period expense growth due to the pandemic along with increases in minimum wage on contract services and maintenance repairs in 2021.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Year-over-year increase primarily driven by increased digital advertising.

Other on-site operating expenses – Increase driven by higher ground lease-related expenses.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2021 Earnings Release	17

Equity Residential

Debt Summary as of December 31, 2021

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,191,201	26.3%	3.18%	4.8
Unsecured	6,150,252	73.7%	3.39%	9.5

Total	$8,341,453	100.0%	3.33%	8.2
Fixed Rate Debt:
Secured – Conventional	$1,896,472	22.8%	3.66%	4.0
Unsecured – Public	5,835,222	69.9%	3.65%	10.0

Fixed Rate Debt	7,731,694	92.7%	3.65%	8.4

Floating Rate Debt:
Secured – Conventional	59,890	0.7%	2.51%	0.5
Secured – Tax Exempt	234,839	2.8%	0.48%	12.5
Unsecured – Revolving Credit Facility	—	—	0.88%	2.8
Unsecured – Commercial Paper Program (2)	315,030	3.8%	0.27%	—

Floating Rate Debt	609,759	7.3%	0.48%	5.1

Total	$8,341,453	100.0%	3.33%	8.2

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)

At December 31, 2021, the weighted average maturity of commercial paper outstanding was 27 days.  The weighted average amount outstanding for the year ended December 31, 2021 was approximately $471.0 million.

Note:  The Company capitalized interest of approximately $15.9 million and $10.2 million during the years ended December 31, 2021 and 2020, respectively.  The Company capitalized interest of approximately $3.5 million and $3.3 million during the quarters ended December 31, 2021 and 2020, respectively.

4th Quarter 2021 Earnings Release	18

Equity Residential

Debt Maturity Schedule as of December 31, 2021

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2022	$264,185	$376,904	(2)	$641,089	7.6%	3.25%	1.75%
2023	1,325,588	3,500		1,329,088	15.8%	3.74%	3.73%
2024	—	6,100		6,100	0.1%	N/A	0.09%
2025	450,000	8,200		458,200	5.4%	3.38%	3.32%
2026	592,025	9,000		601,025	7.1%	3.58%	3.53%
2027	400,000	9,800		409,800	4.9%	3.25%	3.17%
2028	900,000	10,700		910,700	10.8%	3.79%	3.75%
2029	888,120	11,500		899,620	10.7%	3.30%	3.26%
2030	1,095,000	12,600		1,107,600	13.2%	2.55%	2.52%
2031	528,500	39,700		568,200	6.7%	1.94%	1.81%
2032+	1,350,850	138,900		1,489,750	17.7%	4.39%	3.99%
Subtotal	7,794,268	626,904		8,421,172	100.0%	3.44%	3.22%
Deferred Financing Costs and Unamortized (Discount)	(62,574)	(17,145)		(79,719)	N/A	N/A	N/A

Total	$7,731,694	$609,759		$8,341,453	100.0%	3.44%	3.22%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	Includes $315.1 million in principal outstanding on the Company’s commercial paper program.

4th Quarter 2021 Earnings Release	19

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2021	2021
Debt to Adjusted Total Assets (not to exceed 60%)	30.3%	30.0%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	8.7%	9.2%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.05	4.93

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	441.0%	453.9%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2021	2021
Total debt to Normalized EBITDAre	5.71x	5.64x

Net debt to Normalized EBITDAre	5.61x	5.60x

Unencumbered NOI as a % of total NOI	87.7%	87.1%

Note: See Normalized EBITDAre Reconciliations for detail.

4th Quarter 2021 Earnings Release	20

Equity Residential

Capital Structure as of December 31, 2021

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,191,201	26.3%
Unsecured Debt			6,150,252	73.7%

Total Debt			8,341,453	100.0%	19.2%

Common Shares (includes Restricted Shares)	375,527,195	96.7%
Units (includes OP Units and Restricted Units)	12,659,027	3.3%

Total Shares and Units	388,186,222	100.0%
Common Share Price at December 31, 2021	$90.50
			35,130,853	99.9%
Perpetual Preferred Equity (see below)			37,280	0.1%

Total Equity			35,168,133	100.0%	80.8%

Total Market Capitalization			$43,509,586		100.0%

Perpetual Preferred Equity as of December 31, 2021

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

4th Quarter 2021 Earnings Release	21

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2021	2020	Q4 2021	Q4 2020

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	373,832,544	371,790,858	374,896,938	371,914,798
Shares issuable from assumed conversion/vesting of:
- OP Units	12,263,129	13,002,929	11,953,738	12,984,015
- long-term compensation shares/units	1,924,305	1,079,769	2,065,188	856,809
- ATM forward sales	69,170	—	84,031	—

Total Common Shares and Units - diluted	388,089,148	385,873,556	388,999,895	385,755,622

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	373,832,544	371,790,858	374,896,938	371,914,798
OP Units - basic	12,263,129	13,002,929	11,953,738	12,984,015

Total Common Shares and OP Units - basic	386,095,673	384,793,787	386,850,676	384,898,813
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,924,305	1,079,769	2,065,188	856,809
- ATM forward sales	69,170	—	84,031	—

Total Common Shares and Units - diluted	388,089,148	385,873,556	388,999,895	385,755,622

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	375,527,195	372,302,000
Units (includes OP Units and Restricted Units)	12,659,027	13,858,073

Total Shares and Units	388,186,222	386,160,073

4th Quarter 2021 Earnings Release	22

Equity Residential Development and Lease-Up Projects as of December 31, 2021 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (A)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
9th and W (B)	Washington, DC	92%	312	$108,027	$24,307	$—	16%	Q3 2021	Q2 2023	Q3 2023	Q3 2024	– / –

Projects Under Development - Consolidated			312	108,027	24,307	—

Projects Completed Not Stabilized:
The Edge (fka 4885 Edgemoor Lane) (B)	Bethesda, MD	100%	154	75,271	73,091	—	100%	Q3 2019	Q3 2021	Q3 2021	Q3 2022	62% / 54%
Aero Apartments	Alameda, CA	90%	200	117,794	113,361	61,662	100%	Q3 2019	Q2 2021	Q2 2021	Q2 2022	71% / 70%
Alcott Apartments (fka West End Tower)	Boston, MA	100%	470	409,749	398,138	—	98%	Q2 2018	Q3 2021	Q4 2021	Q1 2023	52% / 43%

Projects Completed Not Stabilized - Consolidated			824	602,814	584,590	61,662

UNCONSOLIDATED: (C)
Projects Under Development:
Alloy Sunnyside	Denver, CO	80%	209	66,004	15,554	—	12%	Q3 2021	Q2 2023	Q4 2023	Q3 2024	– / –
Alexan Harrison	Harrison, NY	62%	450	198,664	52,041	—	4%	Q3 2021	Q3 2023	Q2 2024	Q4 2025	– / –
Solana Beeler Park	Denver, CO	90%	270	79,956	12,739	—	1%	Q4 2021	Q4 2023	Q2 2024	Q1 2025	– / –

Projects Under Development - Unconsolidated			929	344,624	80,334	—

Total Development Projects - Consolidated			1,136	710,841	608,897	61,662
Total Development Projects - Unconsolidated			929	344,624	80,334	—
Total Development Projects			2,065	$1,055,465	$689,231	$61,662

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q4 2021 NOI
Projects Under Development - Consolidated	$108,027	$—
Projects Completed Not Stabilized - Consolidated	602,814	1,786
Projects Under Development - Unconsolidated	344,624	—
	$1,055,465	$1,786

(A)

All non-wholly owned projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company. As of December 31, 2021, no draws have been made on the construction loans for 9th and W, Alloy Sunnyside, Alexan Harrison or Solana Beeler Park.

(B)	The land under these projects are subject to long-term ground leases.

(C)

The Company has six unconsolidated development joint ventures as of December 31, 2021. In addition to the three projects disclosed in “Projects Under Development – Unconsolidated” above, the Company has three additional unconsolidated joint venture projects that have not yet started but are expected to do so in 2022 and eventually deliver approximately 1,005 apartment units.

4th Quarter 2021 Earnings Release	23

Equity Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2021 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	74,077	6,330	80,407

Building Improvements	$87,456	$1,570	$89,026	$1,181

Renovation Expenditures (1)	28,558	297	28,855	385

Replacements	31,374	1,764	33,138	424

Capital Expenditures to Real Estate (2)	$147,388	$3,631	$151,019	$1,990

(1)	Renovation Expenditures on 1,347 same store apartment units for the year ended December 31, 2021 approximated $21,201 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2021 Earnings Release	24

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2021				2020
	December 31, 2021	September 30, 2021	Q4	Q3	Q2	Q1	Q4
Net income	$1,396,714	$1,098,720	$560,978	$447,332	$328,040	$60,364	$262,984
Interest expense incurred, net	272,473	319,457	69,740	68,251	67,124	67,358	116,724
Amortization of deferred financing costs	8,737	8,858	2,565	2,048	1,939	2,185	2,686
Amortization of above/below market lease intangibles	4,309	4,291	1,116	1,116	979	1,098	1,098
Depreciation	838,272	817,861	222,240	215,397	200,673	199,962	201,829
Income and other tax expense (benefit)	915	1,029	236	284	242	153	350

EBITDA	2,521,420	2,250,216	856,875	734,428	598,997	331,120	585,671

Net (gain) loss on sales of real estate properties	(1,072,183)	(767,212)	(484,560)	(363,928)	(223,738)	43	(179,589)
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,304)	(640)	(1,300)	—	—	(4)	(636)

EBITDAre	1,447,933	1,482,364	371,015	370,500	375,259	331,159	405,446

Impairment – non-operating assets	16,769	—	16,769	—	—	—	—
Write-off of pursuit costs (other expenses)	6,526	5,562	2,969	910	1,316	1,331	2,005
(Income) loss from investments in unconsolidated entities - operations	4,702	4,507	1,670	1,156	261	1,615	1,475
Net (gain) loss on sales of land parcels	(5)	(34,239)	—	—	—	(5)	(34,234)
Realized (gain) loss on investment securities (interest and other income)	(23,432)	(23,432)	—	—	(23,565)	133	—
Insurance/litigation settlement or reserve income (interest and other income)	(1,090)	(2,870)	(20)	(742)	(328)	—	(1,800)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	9,565	5,083	4,482	1,871	1,000	2,212	—
Advocacy contributions (other expenses)	708	7,488	201	50	427	30	6,981
Other	(207)	(15)	(207)	—	—	—	(15)

Normalized EBITDAre	$1,461,469	$1,444,448	$396,879	$373,745	$354,370	$336,475	$379,858

Balance Sheet Items:	December 31, 2021	September 30, 2021

Total debt	$8,341,453	$8,144,648
Cash and cash equivalents	(123,832)	(39,707)
Mortgage principal reserves/sinking funds	(19,104)	(17,828)
Net debt	$8,198,517	$8,087,113

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

4th Quarter 2021 Earnings Release	25

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2021	2020	Variance	2021	2020	Variance

Impairment – non-operating assets	$16,769	$—	$16,769	$16,769	$—	$16,769

Write-off of pursuit costs (other expenses)	6,526	6,869	(343)	2,969	2,005	964

Prepayment premiums/penalties (interest expense)	—	26,150	(26,150)	—	26,150	(26,150)
Write-off of unamortized deferred financing costs (interest expense)	744	634	110	480	597	(117)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	—	12,508	(12,508)	—	12,508	(12,508)
Debt extinguishment and preferred share redemption (gains) losses	744	39,292	(38,548)	480	39,255	(38,775)

Net (gain) loss on sales of land parcels	(5)	(34,234)	34,229	—	(34,234)	34,234
(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,154	1,644	(490)	731	622	109
Realized (gain) loss on investment securities (interest and other income)	(23,432)	—	(23,432)	—	—	—
Non-operating asset (gains) losses	(22,283)	(32,590)	10,307	731	(33,612)	34,343

Insurance/litigation settlement or reserve income (interest and other income)	(1,090)	(4,152)	3,062	(20)	(1,800)	1,780
Insurance/litigation/environmental settlement or reserve expense (other expenses)	9,565	(1,293)	10,858	4,482	—	4,482
Advocacy contributions (other expenses)	708	11,062	(10,354)	201	6,981	(6,780)
Other	(207)	(965)	758	(207)	(15)	(192)
Other miscellaneous items	8,976	4,652	4,324	4,456	5,166	(710)

Adjustments from FFO to Normalized FFO	$10,732	$18,223	$(7,491)	$25,405	$12,814	$12,591

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2021 Earnings Release	26

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking.  All guidance is given on a Normalized FFO basis.  Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q1 2022	Full Year 2022

2022 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.76 to $0.80	$3.40 to $3.50

2022 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.5%
Revenue change		8.0% to 10.0%
Expense change		2.5% to 3.5%
NOI change (1)		11.0% to 13.0%

2022 Transaction Assumptions

Consolidated rental acquisitions		$2.0B
Consolidated rental dispositions		$2.0B
Transaction Accretion (Dilution)		(25 basis points)

2022 Debt Assumptions

Weighted average debt outstanding		$8.275B to $8.475B
Interest expense, net (on a Normalized FFO basis)		$285.0M to $291.0M
Capitalized interest		$4.5M to $8.5M

2022 Capital Expenditures to Real Estate Assumptions for Same Store Properties (2)

Capital Expenditures to Real Estate for Same Store Properties		$200.0M
Capital Expenditures to Real Estate per Same Store Apartment Unit		$2,700

2022 Other Guidance Assumptions

Property management expense		$113.0M to $116.0M
General and administrative expense		$55.0M to $59.0M
Debt offerings		No amounts budgeted
Weighted average Common Shares and Units - Diluted		390.9M

(1)	Approximately 25 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.

(2)

During 2022, the Company expects to spend approximately $38.5 million for apartment unit Renovation Expenditures on approximately 1,750 same store apartment units at an average cost of approximately $22,000 per apartment unit renovated, which is included in the Capital Expenditures to Real Estate assumptions noted above.

4th Quarter 2021 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

December 31, 2021
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	(315,121)

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(3,507)

Unsecured revolving credit facility availability	$2,181,372

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

4th Quarter 2021 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Year Ended December 31, 2021	Quarter Ended December 31, 2021

Net Gain (Loss) on Sales of Real Estate Properties	$1,072,183	$484,560
Accumulated Depreciation Gain	(343,615)	(128,803)

Economic Gain (Loss)	$728,568	$355,757

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

4th Quarter 2021 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

4th Quarter 2021 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

			Actual	Actual	Expected	Expected
	Actual 2021	Actual 2020	Q4 2021	Q4 2020	Q1 2022	2022
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$3.54	$2.45	$1.40	$0.68	$0.85 to $0.89	$4.18 to $4.28
Depreciation expense	2.15	2.11	0.57	0.52	0.57	2.21
Net (gain) loss on sales	(2.73)	(1.35)	(1.21)	(0.47)	(0.67)	(3.03)
Impairment – operating assets	—	—	—	—	—	—

FFO per share – Diluted	2.96	3.21	0.76	0.73	0.75 to 0.79	3.36 to 3.46

Impairment – non-operating assets	0.04	—	0.04	—	—	—
Write-off of pursuit costs	0.02	0.02	0.01	0.01	0.01	0.02
Debt extinguishment and preferred share redemption (gains) losses	—	0.10	—	0.10	—	—
Non-operating asset (gains) losses	(0.06)	(0.08)	—	(0.09)	—	—
Other miscellaneous items	0.03	0.01	0.01	0.01	—	0.02

Normalized FFO per share – Diluted	$2.99	$3.26	$0.82	$0.76	$0.76 to $0.80	$3.40 to $3.50

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Year Ended December 31,		Quarter Ended December 31,
	2021	2020	2021	2020
Operating income	$1,675,841	$1,317,990	$641,883	$356,606
Adjustments:
Property management	98,155	93,825	23,798	22,312
General and administrative	56,506	48,305	13,404	11,093
Depreciation	838,272	820,832	222,240	201,829
Net (gain) loss on sales of real estate properties	(1,072,183)	(531,807)	(484,560)	(179,589)
Impairment	16,769	—	16,769	—
Total NOI	$1,613,360	$1,749,145	$433,534	$412,251
Rental income:
Same store	$2,342,257	$2,425,025	$611,501	$582,957
Non-same store/other	121,740	146,680	33,629	30,478
Total rental income	2,463,997	2,571,705	645,130	613,435
Operating expenses:
Same store	803,995	780,381	198,610	194,434
Non-same store/other	46,642	42,179	12,986	6,750
Total operating expenses	850,637	822,560	211,596	201,184
NOI:
Same store	1,538,262	1,644,644	412,891	388,523
Non-same store/other	75,098	104,501	20,643	23,728
Total NOI	$1,613,360	$1,749,145	$433,534	$412,251

4th Quarter 2021 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2020 and 2021, plus any properties in lease-up and not stabilized as of January 1, 2020.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2020, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies.  Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2022 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.  Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

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Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of December 31, 2021.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the year ended December 31, 2021 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

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